Public Relations:	EXHIBIT 99.1 Investor Relations:
Matt Buckley RSA Security Inc. (781) 515-6212 mbuckley@rsasecurity.com	Jeremiah Sisitsky RSA Security Inc. (781) 515-6065 jsisitsky@rsasecurity.com

For Immediate Release

RSA Security Completes Acquisition of Cyota

Bedford, Mass., December 30, 2005 – RSA Security Inc. (Nasdaq: RSAS) today announced that it has completed its previously announced acquisition of Cyota, Inc., a privately-held company that delivers online security and anti-fraud solutions to thousands of financial institutions worldwide, for total consideration of $145 million. This includes $128.8 million in cash for all of the outstanding capital stock of Cyota, $5.5 million in cash to fund a three-year retention pool and RSA Security’s assumption of all vested and unvested Cyota stock options, which represents approximately $10.7 million in value.

As the Company had previously stated, RSA Security expects this transaction to add approximately $22 million to $25 million in revenue in 2006 and that it will be accretive to earnings for the second half of 2006.

“The acquisition of Cyota provides RSA Security with a portfolio of intelligent, risk-based authentication solutions,” said Art Coviello, president and CEO of RSA Security. “With our layered approach to authentication, we have multiple hardware and software solutions that meet the myriad needs of companies concerned with protecting online identities within enterprise and consumer applications. Both customers and prospects have provided overwhelmingly positive feedback to this acquisition.”

About RSA Security Inc.
RSA Security Inc. is the expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, the company leads the way in strong authentication and encryption, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity & access management solutions helps businesses to establish who’s who online – and what they can do.

With a strong reputation built on a 20-year history of ingenuity, leadership and proven technologies, we serve approximately 19,000 customers around the globe and interoperate with more than 1,000 technology and integration partners. For more information, please visit www.rsasecurity.com.

RSA and RSA Security are either registered trademarks or trademarks of RSA Security Inc. in the United States and/or other countries. All other products and services mentioned are trademarks of their respective companies.

This press release contains forward-looking statements regarding the expected effect of the Cyota acquisition on RSA Security’s financial performance in 2006. These statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are the ability of RSA Security to successfully integrate Cyota’s employees and operations, the ability to realize anticipated synergies and cost savings as a result of the transaction, material adverse changes in the financial condition or operations of Cyota, general economic conditions, the timing of the introduction or enhancement of our products and our competitors’ and strategic partners’ products, changes in product pricing, including changes in competitors’ pricing policies, development and performance of our direct and indirect distribution channels, delays in product development, competitive pressures, changes in customer and market requirements and standards, market acceptance of new products and technologies, technological changes in the computer industry, and the risk factors detailed from time to time in RSA Security’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, RSA Security’s Annual Report on Form 10-K filed on March 14, 2005 and its Quarterly Report on Form 10-Q filed on November 7, 2005.